As filed with the United States Securities and Exchange Commission on February 13, 2023

Registration No. 333-135679

Registration No. 333-161720

Registration No. 333-195735

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8  REGISTRATION STATEMENT (No. 333-135679)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8  REGISTRATION STATEMENT (No. 333-161720)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8  REGISTRATION STATEMENT (No. 333-195735)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Healthpeak Properties, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	4600 South Syracuse Street, Suite 500 Denver, Colorado 80237 (720) 428-5050 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	33-0091377 (IRS Employer Identification Number)

Healthpeak Properties, Inc. 2006 Performance Incentive Plan

Healthpeak Properties, Inc. 2014 Performance Incentive Plan

(Full title of the plan)

Jeffrey H. Miller, Esq.

General Counsel

4600 South Syracuse Street, Suite 500

Denver, Colorado 80237

(720) 428-5050

(Name, address of agent for service) (Telephone number, including area code, of agent for service)

With copies to:

Lewis W. Kneib, Esq.

Julian Kleindorfer, Esq.

Alexa M. Berlin, Esq.

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, California 90071-1560

(213) 485-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Healthpeak Properties, Inc. (formerly known as New Healthpeak, Inc.), a Maryland corporation (the “Company,” “we” or “us”), files these Post-Effective Amendments (the “Amendments”) to the following Registration Statements on Form S-8 (the “Initial Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) as the successor registrant to Old Healthpeak (as defined below):

•         Registration Statement on Form S-8 filed on July 10, 2006 (Registration No. 333-135679);

•         Registration Statement on Form S-8 filed on September 4, 2009 (Registration No. 333-161720); and

•         Registration Statement on Form S-8 filed on May 6, 2014 (Registration No. 333-195735);

On February 7, 2023, the company formerly known as Healthpeak Properties, Inc., a Maryland corporation (“Old Healthpeak”), announced that it intended to implement a corporate reorganization into a new holding company structure commonly referred to as an Umbrella Partnership Real Estate Investment Trust, or UPREIT (the “Reorganization”). On February 7, 2023, in connection with such intended Reorganization, Old Healthpeak entered into an Agreement and Plan of Merger (the “Merger Agreement”) with the Company, which was then known as New Healthpeak, Inc. and was a wholly owned subsidiary of Old Healthpeak, and Healthpeak Merger Sub, Inc. (“Merger Sub”), a Maryland corporation, which was a wholly owned subsidiary of the Company.

Effective on February 10, 2023, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Old Healthpeak, with Old Healthpeak continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”).

At the effective time of the Merger, (a) the separate existence of Merger Sub ceased and (b) each share of Old Healthpeak common stock issued and outstanding immediately prior to the Merger converted on a share-for-share basis into an issued and outstanding share of the Company’s common stock. In connection with the Merger, and the Company changed its name to “Healthpeak Properties, Inc.,” the former name of Old Healthpeak.

Following the Merger, the Company is the successor issuer to Old Healthpeak pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As the successor issuer, the shares of common stock of the Company are deemed to be registered under Section 12(b) of the Exchange Act and will continue to be listed for trading on the New York Stock Exchange (“NYSE”), under the trading symbol “PEAK.” In connection with the Reorganization, the Company assumed Old Healthpeak’s obligations under (i) the Healthpeak Properties, Inc. 2006 Performance Incentive Plan and (ii) the Healthpeak Properties, Inc. 2014 Performance Incentive Plan.

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Company, as the successor registrant to Old Healthpeak, hereby expressly adopts the Initial Registration Statements as its own registration statements (except as specifically amended by these Amendments) for all purposes of the Securities Act and the Exchange Act. These Amendments shall become effective immediately upon filing with the Commission pursuant to Rule 464 under the Securities Act. Old Healthpeak paid all registration fees at the time of filing the Initial Registration Statements. The information contained in these Amendments sets forth additional information necessary to reflect any material changes made in connection with or resulting from the Reorganization, or necessary to keep the Initial Registration Statements from being misleading in any material respects.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we filed with the Commission:

a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 8, 2023;

b)	Old Healthpeak’s Current Reports on Form 8-K, filed with the Commission on January 11, 2023 and January 17, 2023;

c)	the Company’s Current Report on Form 8-K12B, filed with the Commission on February 10, 2023; and

d)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-3, filed with the Commission on February 13, 2023, including any subsequently filed amendments and reports updating such description.

In addition, all documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages. However, a Maryland corporation may not limit liability resulting from actual receipt of an improper benefit or profit in money, property or services. Also, liability resulting from active and deliberate dishonesty may not be eliminated if a final judgment establishes that the dishonesty is material to the cause of action. Our charter contains a provision that limits the liability of directors and officers for money damages to the maximum extent permitted by Maryland law. This provision does not limit our right or that of our stockholders to obtain equitable relief, such as an injunction or rescission.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination as to the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses before final disposition of a proceeding to:

•	any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity; or

•	any individual who, while one of our directors or officers and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise and who is made a party to the proceeding by reason of his service in that capacity.

The bylaws authorize us, with the approval of our board, to provide indemnification and advancement of expenses to our agents and employees.

Unless limited by a corporation’s charter, Maryland law requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity, or in the defense of any claim, issue or matter in the proceeding. Our charter does not alter this requirement.

Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against:

•	judgments;

•	penalties;

•	fines;

•	settlements; and

•	reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities.

Maryland law does not permit a corporation to indemnify its present and former directors and officers if it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation generally may not indemnify for an adverse judgment in a suit by or in the right of the corporation. Also, a Maryland corporation generally may not indemnify for a judgment of liability on the basis that personal benefit was improperly received. In either of these cases, a Maryland corporation may indemnify for expenses only if a court so orders.

Maryland law permits a corporation to advance reasonable expenses to a director or officer. First, however, the corporation must receive a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation. The corporation must also receive a written undertaking, either by the director or officer or on his behalf, to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit

4.1	Articles of Amendment and Restatement of Healthpeak Properties, Inc. (formerly New Healthpeak, Inc.) (incorporated herein by reference to Exhibit 3.1 to Healthpeak’s Current Report on Form 8-K (File No. 001 08895) filed February 10, 2023).
4.2	Articles of Amendment of Healthpeak Properties, Inc. (formerly New Healthpeak, Inc.) (incorporated herein by reference to Exhibit 3.2 to Healthpeak’s Current Report on Form 8-K (File No. 001 08895) filed February 10, 2023).
4.3	Amended and Restated Bylaws of Healthpeak Properties, Inc. (incorporated herein by reference to Exhibit 3.4 to Healthpeak’s Current Report on Form 8-K (File No. 001 08895) filed February 10, 2023).
5.1*	Opinion of Ballard Spahr LLP.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Ballard Spahr LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature page of the Registration Statement)
99.1	Amended and Restated Healthpeak Properties, Inc. 2006 Performance Incentive Plan (incorporated by reference to Annex 2 to Healthpeak’s definitive proxy statement on Schedule 14A filed March 10, 2009).
99.2	Amended and Restated Healthpeak Properties, Inc. 2014 Performance Incentive Plan (incorporated herein by reference to Exhibit 10.6 to Healthpeak’s Annual Report on Form 10-K (File No. 001-08895) filed February 13, 2020
99.3	First Amendment to Amended and Restated Healthpeak Properties, Inc. 2014 Performance Incentive Plan (incorporated herein by reference to Exhibit 10.5 to Healthpeak’s Current Report on Form 8-K (File No. 001 08895) filed February 10, 2023).

*  Filed herewith.

Item 9.	Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)              To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)              That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on the 13th day of February, 2023.

HEALTHPEAK PROPERTIES, INC.

By:	/s/ Scott M. Brinker
Name: Scott M. Brinker
Title: President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Scott M. Brinker, Peter A. Scott and Jeffrey H. Miller and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting alone with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Scott M. Brinker SCOTT M. BRINKER	President and Chief Executive Officer (Principal Executive Officer) and Director	February 13, 2023
/s/ Peter A. Scott PETER A. SCOTT	Chief Financial Officer (Principal Financial Officer)	February 13, 2023
/s/ Shawn G. Johnston SHAWN G. JOHNSTON	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	February 13, 2023
/s/ Brian G. Cartwright BRIAN G. CARTWRIGHT	Chairman of the Board	February 13, 2023
/s/ Katherine M. Sandstrom KATHERINE M. SANDSTROM	Vice Chair of the Board	February 13, 2023
/s/ Christine N. Garvey CHRISTINE N. GARVEY	Director	February 13, 2023
/s/ Kent Griffin, Jr. R. KENT GRIFFIN, JR.	Director	February 13, 2023
/s/ David B. Henry DAVID B. HENRY	Director	February 13, 2023
/s/ Sara G. Lewis SARA G. LEWIS	Director	February 13, 2023